FOR IMMEDIATE RELEASE

Jacksonville, FL - Blue Water Ventures International, Inc. (the “Company”)(OTC trading symbol “BWVI”) today announced that it is in negotiations with an unaffiliated R&D technology company to acquire a patent portfolio relating to its long-life battery and generator technology. Upon closing and final development, this technology could streamline the Company’s underwater survey operations by enabling extremely long mission profiles. The Company is also assessing the application of this technology to other industries as well. The seller of this technology has preliminarily agreed to accept payment from the Company in the form of its securities rather than cash.

In a related development, the Company announced that it is in discussions with a renowned research university to further develop the technology that the Company seeks to acquire for use in Autonomous Underwater Vehicle (“AUV”) and Remotely Operated Vehicle (“ROV”) equipment used in underwater salvage and other related operations.

Both sets of discussions are in final stages, and are pending receipt of independent, certified, final valuation reports.

Keith Webb, the Company’s President stated, “We believe this proposed capability could dramatically reduce our survey costs and time required to conduct surveys, giving us more time to perform our recovery efforts”.

Blue Water Ventures International, Inc. is a historic shipwreck research and recovery company that locates and recovers lost underwater treasures dated from pre-colonial times to our recent past.

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties, including, without limitation, those relating to successfully conclude the foregoing negotiations, the funding of resulting operations and our ability to do so profitably, as well as many other factors which may or may not be beyond our control. No guarantee can be given that the proposed actions, negotiations and capabilities herein can be concluded successfully.

Blue Water Ventures International, Inc.
W. Keith Webb (904)215-7601
keith@bwvkw.com
Investor Relations
Source: BLUE WATER VENTURES INTERNATIONAL, INC.
Released: June 4, 2013